Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Form S-3 registration statements (File Nos. 333-188381, 333-208784 and 333-227169) and Form S-8 registration statements (File Nos. 333-184884, 333-204129 and 333-228267) of ClearSign Combustion Corporation of our report dated March 12, 2019 with respect to the audited consolidated financial statements of ClearSign Combustion Corporation and subsidiary for the years ended December 31, 2018 and 2017. Our report contains an emphasis of matter paragraph regarding the Company’s liquidity.

/s/ Gumbiner Savett Inc.

March 12, 2019

Santa Monica, California